Exhibit 10.1

October 30, 2006

Mr. Dwight Morgan
5457 West Bloomfield Lake Road
West Bloomfield, MI   48323

Dear Dwight,

It is our pleasure to offer you the position of President & Chief Executive Officer of Caprius, Inc. The specifics of this position are stated below:

TITLE
President & Chief Executive Officer

REPORTING RESPONSIBILITY
Reporting to the Chairman and Board of Directors of Caprius Inc.

STARTING DATE
Monday, November 13, 2006

COMPENSATION
Your Base Salary Compensation will be paid biweekly at a rate equating to $250,000 annually. Thereafter, your base salary and bonus arrangements will be reviewed by the Company’s Compensation Committee. A sign on bonus of $20,000 will be paid to you within 30 days of your acceptance of the position.

STOCK OPTIONS
You will be granted options to purchase 350,000 shares of the Company’s Common Stock. These options will vest and shall be subject to the terms and conditions of the Company’s stock option plan (see attached Vesting Schedule an Option Plan). The options will be priced at the market price on the date granted or first day of employment, whichever is the greater. All future stock options are granted at the discretion of the Board of Directors.

BENEFITS
You will be eligible to participate in the Caprius benefit plans, subject to the specific plan qualification period of 30 days. You may also participate in the Company’s 401K plan (see attached).

CAR AND BUSINESS EXPENSES
The Company will provide you with a monthly car allowance of $1,000. Expenses incurred for business will be reimbursed on a monthly basis.

Offer Letter
Mr. Dwight Morgan

VACATION
You will be entitled to three weeks vacation per annum and will partake in all Company holidays.

OFFICE
The corporate office is located in New Jersey. Given the high degree of travel required in your position, you will not be required to relocate to New Jersey, but spend the necessary time in the office to perform your duties.

TERMINATION
While we are an at-will employer, in the event you decide to take alternative employment, we would require two months advance notice in writing. You also agree not to compete in the on-site infectious medical waste business for a period of twelve months. In the event your employment is terminated “without cause”, within the first twelve months of your employment, you will be entitled to nine months salary at the termination of your employment. For purposes of this letter, the term “Cause” shall be limited to: (i) the willful engaging by the Executive in misconduct which is materially injurious to the Company or its subsidiaries or affiliates, (ii) the conviction of the Executive of a crime involving any financial impropriety or which would materially interfere with the Executive’s ability to perform his services required under this Agreement or otherwise be materially injurious to the Company or its subsidiaries or affiliates, or (iii) the failure of the Executive to perform in any material respect any of his material obligations under this Agreement without proper justification (for purposes hereof, physical injury or other disability of the Executive shall be considered proper justification).

Given your longstanding relationship as a consultant to the Company, we are delighted to make this offer to you.

Once we receive your acceptance of this offer, which is subject to Board approval, we will present it to the Board of Directors for formal approval.

We look forward to you joining our Management Team and participating in the Company’s future growth.

Sincerely,

/s/ Jonathan Joels
Jonathan Joels
CFO

Accepted by:

/s/ Dwight Morgan Dwight Morgan	Nov. 01, 2006 Date